Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Jamie Beal 973-948-1234 jamie.beal@Selective.com	Investor Contact: Rohan Pai 973-948-1364 rohan.pai@Selective.com

Selective Appoints Terry Cavanaugh to Board of Directors

Branchville, NJ - July 17, 2018 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced that Terrence W. Cavanaugh has been elected to its Board of Directors, effective July 17, 2018. Mr. Cavanaugh is an independent director.

Mr. Cavanaugh, 65, served as President and Chief Executive Officer of Erie Indemnity Company from July 2008 until his retirement at the end of 2016. Under his leadership, Erie significantly grew property and casualty direct written premium percent and increased policyholder surplus, delivering growth and profitability, while enhancing the company’s relationship with independent agents.

Mr. Cavanaugh began his career with the Chubb Group of Insurance Companies in 1975. Until his departure for Erie in 2008, he held a series of roles with increasing responsibilities, including corporate Chief Marketing Officer and Chief Operating Officer of Chubb Surety & Trade Credit. Mr. Cavanaugh is the founding partner of Accretive Consulting LLC, an executive coaching firm. He also is a board member of Highmark Health, a national health and wellness company with consolidated 2017 revenues of approximately $18.3 billion.

“Terry is a tremendous addition to the Selective board and brings more than 40 years of insurance expertise, which included serving as chief executive officer of a Fortune 500 company. We are delighted Terry is able to join our board at this time, and we look forward to benefitting from his leadership and experience,” said Lead Independent Director J. Brian Thebault.

Chairman and CEO Gregory E. Murphy stated, “Terry has a great strategic view of our industry, is a highly regarded customer experience expert, and shares our focus on talent development. We are confident that Terry will make significant contributions to Selective as we continue to drive disciplined and profitable growth and outperform the industry.”

A resident of Florida, Mr. Cavanaugh graduated from the University of Notre Dame with a Bachelor of Business Administration.

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Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.